UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 14, 2007

WORKSTREAM INC.

(Exact Name of Registrant as Specified in Charter)

CANADA	001-15503	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

495 MARCH ROAD, SUITE 300, OTTAWA, ONTARIO, CANADA K2K-3G1

(Address of Principal Executive Offices) (Zip Code)

(613) 270 0619

 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, Workstream Inc. (the “Company”) announced the resignation of Stephen Lerch as its Chief Financial Officer effective as of August 25, 2007. In connection with Mr. Lerch’s resignation, the Company and Mr. Lerch entered into a Settlement Agreement pursuant to which the Company agreed to pay Mr. Lerch six months of severance totaling $125,000 and $24,417 of accrued but unused vacation time. In addition, the Company agreed to pay for Mr. Lerch’s health and life insurance benefits for six months from the effective date of Mr. Lerch’s resignation. As part of Settlement Agreement, Mr. Lerch agreed to forfeit options to purchase 350,000 common shares of the Company. However, the Company agreed to issue to Mr. Lerch 16,666 restricted stock units that had not yet vested as well as an additional 50,000 fully vested restricted stock units and to pay any income taxes owing by Mr. Lerch in connection with the issuance of the aggregate 100,000 fully vested restricted stock units issued to Mr. Lerch during 2007. In addition, Mr. Lerch agreed for a period of six months following the effective date of his resignation not to provide certain services to businesses that compete with the Company or solicit or otherwise encourage employees of the Company to leave the Company.

The foregoing description is qualified in its entirety by reference to the Settlement Agreement, which is filed herewith as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Settlement Agreement dated as of August 13, 2007 between Stephen Lerch and Workstream Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKSTREAM INC.

Dated: September 18, 2007	By:	/s/ Deepak Gupta
Name: Deepak Gupta Title: Chief Executive Officer